UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 18, 2021

Solid Biosciences Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-38360	90-0943402
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

141 Portland Street, Fifth Floor

Cambridge, MA 02139

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (617) 337-4680

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock $0.001 par value per share	SLDB	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 1.01	Entry Into a Material Definitive Agreement

On March 18, 2021, Solid Biosciences Inc. (the “Company”) entered into an underwriting agreement (the “Underwriting Agreement”) with Jefferies LLC, SVB Leerink LLC and Piper Sandler & Co. as representatives of the several underwriters (the “Underwriters”), relating to an underwritten public offering of 21,739,131 shares (the “Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”). All of the Shares are being sold by the Company. The price to the public is $5.75 per share, and the Underwriters have agreed to purchase the Shares from the Company pursuant to the Underwriting Agreement at a price of $5.405 per share. Under the terms of the Underwriting Agreement, the Company granted the Underwriters an option, exercisable for 30 days, to purchase up to an additional 3,260,869 shares of Common Stock (the “Additional Shares”) at the same price per share as the Shares.

The Company estimates that the net proceeds from the offering will be approximately $117.3 million, or approximately $134.9 million if the Underwriters exercise in full their option to purchase Additional Shares, in each case after deducting underwriting discounts and commissions and estimated offering expenses.

The Shares, and any Additional Shares, will be issued pursuant to an effective shelf registration statement on Form S-3 that the Company filed with the Securities and Exchange Commission (the “SEC”) on March 13, 2019 (File No. 333-230228), which has an initial effectiveness date of March 19, 2019. A prospectus supplement relating to the offering has been filed with the SEC. The closing of the offering is expected to take place on or about March 23, 2021, subject to the satisfaction of customary closing conditions.

The Underwriting Agreement contains customary representations, warranties, covenants and agreements by the Company, customary conditions to closing, indemnification obligations of the Company and the underwriter, including for liabilities under the Securities Act of 1933, as amended, other obligations of the parties and termination provisions. The representations, warranties and covenants contained in the Underwriting Agreement were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to such agreement, and may be subject to limitations agreed upon by the contracting parties. A copy of the Underwriting Agreement is attached as Exhibit 1.1 hereto and is incorporated herein by reference. The foregoing description of the material terms of the Underwriting Agreement is qualified in its entirety by reference to such exhibit.

A copy of the legal opinion and consent of Wilmer Cutler Pickering Hale and Dorr LLP relating to the Shares and Additional Shares is attached as Exhibit 5.1 hereto.

Item 8.01	Other Events.

On March 18, 2021, the Company issued a press release announcing the pricing of the offering. A copy of the press release has been filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

The Company believes that its existing cash and cash equivalents, together with the net proceeds from the offering, will enable the Company to fund its operating expenses and capital expenditure requirements into the fourth quarter of 2022. The Company has based this estimate on assumptions that may prove to be wrong, and the Company could use its available capital resources sooner than it currently anticipates.

Item 9.01.	Financial Statements and Exhibits.

d) Exhibits

Exhibit No.	Description

1.1	Underwriting Agreement, dated March 18, 2021, by and among the Company and Jefferies LLC, SVB Leerink LLC and Piper Sandler & Co.

5.1	Opinion of Wilmer Cutler Pickering Hale and Dorr LLP

23.1	Consent of Wilmer Cutler Pickering Hale and Dorr LLP (contained in Exhibit 5.1 above)

99.1	Press Release, dated March 18, 2021

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOLID BIOSCIENCES INC.

Date: March 19, 2021	By:	/s/ Ilan Ganot
Name: Ilan Ganot
Title: Chief Executive Officer